Exhibit 10.2

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and is the type that the Company treats as private or confidential.

October 3, 2023

VIA EMAIL ONLY

NASCAR Team Properties

550 South Caldwell Street, 2000

Charlotte, NC 28202

Attention:	Megan Malayter
NTP Trustee

Re:	Request for consent to assignment and assumption of, and releases (as set forth herein) with respect to, the Second Amended and Restated Distribution and License Agreement by and between 704Games LLC, a Delaware limited liability company (successor by merger to 704 Games Company, a Delaware corporation) (“Assignor”), and NASCAR Team Properties, a series trust organized under the laws of Delaware (“NTP”), effective as of January 1, 2019, as amended by that certain Amendment to Second Amended and Restated Distribution and License Agreement, dated November 13, 2020, and the Amendment to Second Amended and Restated Distribution and License Agreement, dated November 30, 2020 (the “NTP License”)

Dear Megan:

Reference is made to the above-referenced NTP License. Subject to NTP’s prior written consent and approval, Assignor is contemplating an assignment of the NTP License (and the licenses, rights and obligations thereunder) to iRacing.com Motorsport Simulations, LLC, a Delaware limited liability company (“Assignee”) and Assignee contemplates assuming the rights and obligations and certain liabilities (the “Assignment and Assumption”), as described in the Assignment and Assumption Agreement among Assignor, Assignee and Motorsport Games Inc., a Delaware corporation and the sole member of Assignor, a finalized draft of which agreement is attached hereto as Exhibit A (the “AA Agreement ”).

The purpose of this letter is to notify you of the contemplated Assignment and Assumption, and to obtain your consent to the Assignment and Assumption (the “Assignment”).

After the consummation (subject to NTP’s consent) of the contemplated Assignment and Assumption, Assignee anticipates that it will continue to operate under the NTP License and will proceed to negotiate and document with NTP in due course, as mutually agreed to by NTP and Assignee, an amendment or an amendment and restatement of the NTP License consistent with the terms set forth in the attached Exhibit B.

In accordance with the NTP License, including, without limitation, Section 15.14 of the NTP License, Assignee and Assignor hereby request NTP’s consent to the Assignment and Assumption.

As a condition for NTP’s consent to the Assignment and Assumption and the releases (including the deferred release of the Carved-Out Obligations (as defined below)) hereunder, Assignor shall pay to NTP from the cash proceeds received by Assignor from Assignee upon closing of the Assignment and Assumption under the AA agreement (the “Proceeds”), and subject to Assignor’s receipt of the Proceeds, the following sums, which are designated as a minimum annual guarantee in the Limited License (as defined below):

1. The remaining portion of the Minimum Annual Guarantee under the NTP License for 2023 in the amount of $656,114.89, and

2. A prepaid, mutually agreed upon reduced amount of the Minimum Annual Guarantee under the NTP License for 2024 in the amount of $598,000.

The above two sums shall be paid by Assignor promptly after Assignor’s receipt of the Proceeds to the bank account of NTP provided to Assignor by NTP in writing. Additionally, Assignor and NTP shall negotiate and document the Limited License (as defined below) to memorialize Assignor’s obligations with respect to the Legacy NASCAR Games (as defined below) consistent with the terms set forth herein.

By signing below, NTP hereby, effective as of the date of this consent, (i) consents to the Assignment for all purposes under the NTP License, (ii) acknowledges and agrees that the NTP License is in full force and effect and constitutes the legal, valid and binding obligations of NTP and Assignor, (iii) agrees not to exercise any right of termination, acceleration or any other right to make any adverse changes under the NTP License to the extent any such right arises as a result of the Assignment and Assumption, (iv) agrees that the Assignment and Assumption will not constitute or give rise now or in the future to, and/or waive any rights and claims with respect to, a breach, default or other violation under the NTP License (including of any notice requirements in the NTP License with respect to the Assignment and Assumption), (v) except with respect to the Carved-Out Obligations, releases Assignor and its affiliates from any and all obligations or liabilities of any nature (whether fixed, contingent, potential or otherwise, and whether due or to become due, known or unknown, accrued or unaccrued, and whether presently existing, or arising or asserted after the date of this consent) (collectively, “Liabilities”) in connection with the NTP License, and (vi) agrees and acknowledges that Assignee is a third-party beneficiary of this letter agreement and may rely upon it to effect the Assignment and Assumption.

“Carved-Out Obligations” means (i) customer support and Liabilities of the Legacy NASCAR Games (as defined below) during the effective date of the NTP License to December 31, 2024 and (ii) obligations of Assignor under the Limited License (as defined below). For the avoidance of doubt and except as set forth in the Limited License, the Carved-Out Obligations do not include any obligation and any related Liabilities with respect to any royalties under the NTP License (as all remaining 2023 royalties are being paid off and the final 2024 royalty is being pre-paid by Assignor promptly after Assignor’s receipt of the Proceeds (as set forth above)).

“Legacy NASCAR Games” means Assignor’s video game titles related to NASCAR offered, developed or created by Assignor under the NTP License prior to the date of this consent.

“Limited License” means that certain limited license Agreement by and between Assignor and NTP, effective as of October 3, 2023, related to Assignor’s contemplated distribution, sales and support of the Legacy NASCAR Games, including ordinary course of business “patches.”

Nothing herein shall be construed as a release by NTP of Assignor of any of its obligations under the NTP License prior to the effective date of this Assignment.

If you have any questions regarding this request for consent, please direct them to Stephen Hood at sh@motorsportgames.com.

[Signatures are on next two pages]

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Very truly yours,

ASSIGNEE:

IRACING MOTORSPORT SIMULATIONS, LLC

By:	/s/ Anthony Gardner
Name:	Anthony Gardner
Title:	President and Chief Financial Officer

ASSIGNOR:

704 GAMES LLC

By:	/s/ Stephen Hood
Name:	Stephen Hood
Title:	Manager

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NTP hereby consents to the Assignment and Assumption and the releases as set forth herein effective as of the date of this consent:

NASCAR TEAM PROPERTIES

By:	/s/ Megan Malayter
Name:	Megan Malayter
Title:	Trustee

Exhibit A

FINALIZED DRAFT OF AA AGREEMENT

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Exhibit B

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